Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

March 22, 2021

Performance Shipping Inc.
Pendelis 18
175 64 Palaio Faliro
Athens, Greece
Attn: Andreas Michalopoulos
Re: Performance Shipping Inc.
Ladies and Gentlemen:
We have acted as counsel to Performance Shipping Inc. (the “Company”) in connection with (i) the Company’s at-the-market offering (the “Offering”) of common shares, par value $0.01 per share, having an aggregate offering price of up to $5.9 million (the “Common Shares”); (ii) the At The Market Offering Agreement, dated March 5, 2021 (the “ATM Sales Agreement”), between the Company and H.C. Wainwright & Co., LLC, as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Common Shares through the Agent, from time to time; (iii) the preparation of the Company’s registration statement on Form F-3 (File No. 333-237637), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on April 23, 2020 (the “Registration Statement”); (iv) a prospectus included therein (the “Base Prospectus”) and (v) a prospectus supplement thereto dated March 5, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the ATM Sales Agreement, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Performance Shipping Inc.
March 22, 2021

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Common Shares, there will not have occurred any change in the law or the facts affecting the validity of the Common Shares.
With respect to the Common Shares, we have assumed that, as of each and every time any of the Common Shares are issued in accordance with the ATM Sales Agreement, the Company will have a sufficient number of authorized and unissued Common Shares available for issuance under its Amended and Restated Articles of Incorporation, as then in effect.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
1.	The Common Shares have been duly authorized by the Company.
2.	The Common Shares, when issued, sold and paid for as contemplated in the Prospectus and ATM Sales Agreement, will be validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.
Very truly yours, /s/ Seward & Kissel LLP